Exhibit 10.41

Summary of Compensation Arrangements for Mr. Moore

In connection with the compensation arrangement effective December 15, 2005 for Michael O. Moore, Executive Vice President and Chief Financial Officer, this summary sheet sets forth the terms of these arrangements, which were approved by the Company’s Compensation Committee on November 8, 2005:

•	Mr. Moore, who is an at-will employee, will be entitled to receive a base salary of $375,000.

•	Mr. Moore will receive a one-time bonus of $266,000 payable at the end of the first quarter of 2006.

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Mr. Moore also will be eligible to participate in the Company’s annual incentive bonus plan for 2006, with a bonus potential of 60% of base salary (assuming all financial targets as specified in the bonus plan are met) not to exceed approximately 66% of base salary if financial targets are exceeded, subject to further change by the Compensation Committee.

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Mr. Moore is eligible to participate in the Company’s compensation and benefits programs generally available to its team members, including health, disability and life insurance programs, and a 401(k) plan. In addition, Mr. Moore is entitled to participate in the Company’s compensation and benefits programs generally available to the Company’s senior executive management team, including an unqualified deferred compensation plan and deferred stock unit plan. The deferred stock unit plan enables the participant to elect to defer salary and bonuses in the form of deferred stock units.

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Mr. Moore will be relocating to the Roanoke, VA area and is entitled to participate in the Company’s standard relocation program, which includes marketing and closing costs for the sale of his residence in the Charlotte, NC area, transportation of household goods, and temporary living expenses for a period of up to three months. The Company has agreed to extend, on a month to month basis as needed, temporary living costs beyond the three-month period provided in the policy. If Mr. Moore purchases a home and is unable to sell his existing home, the Company will cover the cost of the lesser of the two mortgage payments in lieu of temporary living expenses. In lieu of payment of a $10,000 miscellaneous expense allowance provided under the policy, the Company has agreed to reimburse Mr. Moore’s closing costs for the purchase of his new residence, including up to one point in loan origination or discount points, and to provide a $5,000 miscellaneous expense allowance.

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On December 19, 2005, Mr. Moore will receive options to purchase 45,000 shares of the Company’s common stock at a price equal to the closing price of the common stock on the date of grant. The options will vest in three equal annual installments beginning one year from the date of grant. Mr. Moore will also be eligible to participate in the 2006 annual grant of stock options to senior executive management.